EX-99.23.d(i)

                      INTERIM INVESTMENT ADVISORY AGREEMENT


     This Agreement is made as of December 15, 2004, between Fairport Funds, an Ohio business trust (the "Trust"), and Roulston & Company, Inc., an Ohio corporation (the "Adviser").

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act");

     WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services;

     WHEREAS, the Adviser is a wholly owned subsidiary of Fairport Asset Management, LLC;

     WHEREAS, on or about December 15, 2004, certain persons will acquire a majority of the interests in Fairport Asset Management, LLC (the "Acquisition"), resulting in a change in control of the Adviser;

     WHEREAS, pursuant to the Investment Company Act of 1940, as amended, a transaction that results in a change of control of an investment adviser may be deemed an "assignment." The Investment Company Act further provides that an investment advisory contract automatically terminates in the event of its assignment;

     WHEREAS, the Trust desires to continue to retain the Adviser to furnish investment advisory services to the current investment portfolio of the Trust identified in Schedule A hereto (the "Fund") and the Adviser represents that it is willing and possesses legal authority to so furnish such services.

     NOW, THEREFORE, pending approval of a final investment advisory contract, the parties hereto agree as follows:

     ss.1.  Appointment.  The  Trust  hereby  appoints  the  Adviser  to  act as
            -----------
investment adviser to the Fund for the period and on the terms and subject to the conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional investment portfolios may from time to time be added to those covered by this Agreement by the parties executing a new Schedule A which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

     ss.2.  Investment  Advisory  Services.  Subject to the  supervision  of the
            ------------------------------
Trust's Board of Trustees, the Adviser shall provide a continuous investment program for the Fund, including investment, research and management with respect to all securities and investments and cash equivalents in the Fund. The Adviser shall determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to the Fund. The Adviser shall provide the services under this Agreement in accordance with each of the Fund's investment objectives, policies, and restrictions as stated in such Fund's most current Prospectus and Statement of Additional Information, as then in effect, and all amendments or supplements thereto, and resolutions of the Trust's Board of Trustees as may be adopted from time to time. The Adviser further agrees that it:

     (a) will use the same skill and care in providing such services as it uses in providing services to any fiduciary accounts for which it has investment responsibilities;

     (b) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission (the "Commission") and, in
          addition,   will  conduct  its  activities  under  this  Agreement  in
          accordance  with  any  applicable   regulations  of  any  governmental
          authority pertaining to the investment advisory activities of the Adviser;

     (c) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Adviser will attempt to obtain and is hereby directed to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation, the Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Adviser with brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934). Subject to the review of the Trust's Board of Trustees from time to time with respect to the extent and continuation of this policy, the Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which it exercises investment discretion. In no instance will portfolio securities be purchased from or sold to Roulston Research Corp., the Adviser, or any affiliated person of the Trust, Roulston Research Corp. or the Adviser unless otherwise permitted by the 1940 Act, an exemption therefrom, or an order thereunder;

     (d) will maintain all books and records with respect to the securities transactions of the Fund and will furnish the Trust's Board of Trustees such periodic and special reports as the Board may request; and

     (e) will advise and assist the officers of the Trust in taking such actions as may be necessary or appropriate to carry out the decisions of the Trust's Board of Trustees and of the appropriate committees of such Board regarding the conduct of the business of the Fund.

     ss.3. Expenses. During the term of this Agreement, the Adviser will pay all
           --------
expenses incurred by it in connection with its activities, duties and obligations under this Agreement, other than the costs of securities (including brokerage fees, if any) purchased for the Fund.

     ss.4.  Compensation.  For the services  provided  and the expenses  assumed
            ------------
pursuant to this Agreement, each of the Fund will pay the Adviser and the Adviser will accept as full compensation therefor a fee set forth on Schedule A hereto. The obligations of the Fund to pay the above-described fee to the Adviser will begin as of the effective date of this Agreement (or effective date of Schedule A with respect to funds added thereto after the date hereof). The compensation earned under this Agreement will be held in an interest bearing escrow account with the Trust's custodian or a bank mutually agreed upon by the Trust and Adviser. If a majority of a Fund's outstanding voting securities approve a final investment advisory agreement with Adviser by the end of the 150-day period following the closing of the Acquisition, the amount in the escrow account for the Fund (including interest earned) will be paid to Adviser.

     If a majority of a Fund's outstanding voting securities do not approve an investment advisory contract with Adviser, Adviser will be paid, out of the escrow account for the Fund, the lesser of (i) any costs incurred by Adviser in performing services under this Agreement (plus interest earned on that amount while in escrow) for the Fund, or (ii) the total amount in the escrow account (plus interest earned) attributable to the Fund.

     ss.5.  Limitation  of  Liability.  The Adviser  shall not be liable for any
            -------------------------
error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     ss.6.  Duration and Termination.  The term of this Agreement shall begin on
            ------------------------
the date of the closing of the Acquisition and shall continue in effect as to the Fund until the earlier of (i) 150 days from the date of this Contract, or
(ii) until a new investment advisory agreement is approved by the shareholders of the Fund. If the shareholders of the Fund fail to approve a final investment advisory contract, upon request of the Board, Adviser will continue to serve or act in such capacity for the Fund for the period of time pending required approval of a new agreement with Adviser or a different adviser or other definitive action; provided that the compensation to be paid by the Fund to Adviser for services to and payments on behalf of the Fund will be equal to the lesser of Adviser's actual costs incurred in furnishing such services and payments or the amount Adviser received under this Agreement for furnishing such services and payments. This Agreement may be terminated by the Trust with respect to the Fund at any time, without the payment of any penalty, by the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, in any such case on ten (10) calendar days' written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Trust.

     ss.7.  Name. The Trust hereby  acknowledges  that the name  "Roulston" is a
            ----
property right of the Adviser. The Adviser agrees that the Trust and the Fund may, so long as this Agreement remains in effect, use "Roulston" as part of its name. The Adviser may permit other persons, firms or corporations, including other investment companies, to use such name and may, upon termination of this Agreement, require the Trust and the Fund to refrain from using the name "Roulston" in any form or combination in its name or in its business or in the name of any of its funds, and the Trust shall, as soon as practicable following its receipt of any such request from the Adviser, so refrain from using such name.

     ss.8. Adviser's Representations. The Adviser hereby represents and warrants
           -------------------------
that it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable laws and regulations.

     ss.9.  Amendment of this  Agreement.  No provision of this Agreement may be
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changed,  waived,  discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     ss.10.  Miscellaneous.  The  captions in this  Agreement  are  included for
             -------------
convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of Ohio.

     Fairport Funds is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Fairport Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any fund of the Trust must look solely to the assets of the Trust belonging to such fund for the enforcement of any claims against the Trust.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                             FAIRPORT FUNDS


                                             By       /s/ Scott D. Roulston
                                                ---------------------------
                                             Name     Scott D. Roulston
                                                 --------------------------
                                             Title    President
                                                  ------------------------


                                             ROULSTON & COMPANY, INC.


                                             By       /s/ Kenneth J. Coleman
                                                -----------------------------
                                             Name     Kenneth J. Coleman
                                                 ----------------------------
                                             Title    Chief Operating Officer
                                                  ---------------------------

                                                         Dated December 15, 2004

                                   Schedule A
                                     to the
                      Interim Investment Advisory Agreement
                           between Fairport Funds and
                            Roulston & Company, Inc.
                          Dated as of December 15, 2004



Name of Fund                            Compensation*
------------                            ------------
Fairport Government Securities Fund     Annual  rate  of  twenty-five   one-hundredths   of  one
                                        percent  (.25%) of the average  daily net assets of such
                                        Fund up to $100 Million and one hundred  twenty-five one
                                        thousandths  of one  percent  (0.125%)  of  the  average
                                        daily net assets of such Fund of $100 Million or more.




ROULSTON & COMPANY, INC.                FAIRPORT FUNDS

By       /s/ Kenneth J. Coleman         By       /s/ Scott D. Roulston
  --------------------------------        -------------------------------
Name     Kenneth J. Coleman             Name     Scott D. Roulston
    ------------------------------          ------------------------------
Title    Chief Operating Officer        Title    President
     ----------------------------            -----------------------------



* All fees are computed and paid monthly.